                                                                    EXHIBIT 10.1

            [LETTERHEAD OF THE DIME SAVINGS BANK OF NEW YORK, FSB]

                                 August 2, 1996



Mr. James M. Large, Jr.
14 Underhill Road
Locust Valley, New York 11560

Dear Jim:

     As you discussed with the Board of Directors of The Dime Savings Bank of New York, FSB (the "Bank") at its meeting on June 28, 1996, you will be retiring from your employment with the Bank and Dime Bancorp, Inc. (the "Company") on December 31, 1996. This Letter Agreement is intended to set forth certain items regarding your employment by the Bank and the Company during the period from June 28, 1996 through December 31, 1996, and to detail certain of the benefits that will be provided to you upon your termination of employment by retirement on December 31, 1996.

     Between now and December 31, 1996, the terms of your employment will continue to be governed by the terms of the Amended and Restated Employment Agreement between you and Anchor Savings Bank FSB ("Anchor"), dated as of October 31, 1994, as assumed by The Dime Savings Bank of New York, FSB (the "Prior Bank Agreement"), and the related Amended Agreement between you and Anchor Bancorp, Inc., dated as of October 31, 1994, as assumed by the Company (the "Prior Company Agreement"), provided, however, that the benefits to be provided to you in connection with and following your retirement on December 31, 1996 shall be as provided herein rather than those that would otherwise be provided pursuant to the terms of the Prior Bank Agreement and the Prior Company Agreement.

     In light of your exceptional services to the Bank and the Company, the following benefits will be provided upon your retirement from both the Bank and the Company as of the close of business on December 31, 1996 (or upon your earlier death):

     1. The Bank will pay to you (or, in the event of your death, to your estate) a lump sum payment (to be paid after December 31, 1996, but no later than March 18, 1997) in the amount of $4,000,000.

     2. The Bank will cause to remain in effect, for the remainder of your life and the remainder of the life of your wife (to whom you are married on December 31, 1996 or the earlier date of your death), all medical and dental insurance coverage maintained by the Bank or the Company immediately prior to December 31, 1996 or the earlier date of your death, as long as you (or, after your death, your wife) continue to pay any amounts in respect of such coverage that you were paying immediately prior to December 31, 1996; provided however, that (i) any medical coverage may be modified so that Medicare (or other governmental) coverage is primary, with coverage provided by the Bank supplementary, to the extent permitted by law, (ii) the Bank may pay you the cash equivalent of the cost of such coverage, and (iii) such coverage (or cash equivalent payment) will cease upon your full time equivalent employment by another employer which provides coverage for you which is no less favorable (in benefits and duration) than that provided by the Bank; provided, further, that if such other coverage is provided for a lesser duration than your coverage provided by the Bank, such Bank coverage will cease during the period the other coverage is provided by another employer, but will resume after such coverage provided by another employer ceases.

     3. Your post-retirement death benefit under the Key Executive Life Insurance/Death Benefit Plan of the Bank shall be in the amount of $6,480,000, shall be fully vested, and shall otherwise be payable in accordance with the terms of that Plan.

     4. Each vested stock option (including those stock options that vest upon your death or retirement) relating to common stock of the Company held by you shall (to the extent permitted by the plan under which it was granted), notwithstanding anything to the contrary in the grant letter or agreement related to such vested stock option, remain exercisable by you for the term specified in such grant letter or agreement as if there had been no termination of your employment and you remained in the employment of the Bank for the entire term of the vested stock option.

     5. Your benefit under the Dime Bancorp, Inc. Supplemental Executive Retirement Plan (the "SERP") (which shall be calculated without regard to any payments made in connection with your retirement (or death) hereunder) shall be fully vested as though you had completed 10 years of service, and will be determined on the basis of Average Compensation (for purposes of the SERP) of $900,683.50, or such higher amount as may apply under the terms of the SERP in light of your continued employment.

     6. In addition to the benefits specified above, you (or your beneficiaries) will be provided with all other benefits to which you are entitled under other benefit plans of the Bank and the Company solely in accordance with the terms of such plans.

     All payments hereunder shall be subject to applicable tax withholding to the extent required by law. The Company shall be jointly and severally liable with the Bank with respect to any benefits or payments due under this Letter Agreement to you, and agrees to honor any such obligations that are not fulfilled by the Bank.

     Notwithstanding the foregoing, in the event that, prior to December, 31, 1996, your employment terminates other than by your death, whether after a Change in Control of the Bank or the Company, as described in Section 11 of the Prior Bank Agreement, or otherwise, benefits pursuant to the terms of the Prior Bank Agreement and the Prior Company Agreement (to the extent relevant) that would otherwise provide for the payment of benefits in those circumstances, including Sections 7, 8, and 11 of the Prior Bank Agreement, shall be provided to you or your spouse, as applicable, in lieu of the benefits provided under this Letter Agreement; provided, however, that no such benefits shall be payable should you voluntarily terminate your service with the Bank or the Company prior to December 31, 1996. In the event that any benefits are thereby provided after such a Change in Control of the Bank or the Company, such benefits shall not be less than the benefits provided under this Letter Agreement. Except to the extent expressly provided herein, and except with respect to Sections 11(h), 12, 13, 14(a) and 20 of the Prior Bank Agreement, which shall survive, upon your retirement on December 31, 1996 (or earlier death), the Prior Bank Agreement and the Prior Company Agreement will be deemed terminated by your voluntary retirement (or death), without further notice or action by any party thereto, and you, your spouse and beneficiaries shall have no further right to payment or benefits thereunder.

      The failure of either you or the Company or the Bank to at any time require performance by the other party of a provision of this Letter Agreement (or the Prior Bank Agreement or Prior Company Agreement, to the extent they remain in effect) or to resort to a remedy at law or in equity or otherwise shall in no way affect the right of such party to require full performance or to resort to such remedy at any time thereafter nor shall a waiver by either party of the breach of any provision of this Letter Agreement (or the Prior Bank Agreement or Prior Company Agreement, to the extent they remain in effect) be taken or held to be a waiver of any subsequent breach of such provision unless expressly so stated in writing. Without limiting the generality of the foregoing, your entering into this Letter Agreement does not, prior to its becoming fully effective upon your retirement on December 31, 1996 (or prior death), constitute a waiver of any rights you may have had prior to the date of this Letter Agreement under the Prior Bank Agreement or the Prior Company Agreement. No waiver of any of the provisions of this Letter Agreement (or the Prior Bank Agreement or Prior Company Agreement, to the extent they remain in effect) shall be effective unless in writing and signed by the party to be charged.

     This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York. No provision of this Letter Agreement that is held to be unenforceable shall in any way invalidate any other provisions of this Letter Agreement, all of which shall remain in full force and effect. Any dispute or controversy arising under or in connection with this Letter Agreement may, at your option, be settled exclusively by arbitration in New York City in accordance with the rules of the American Arbitration Association then in effect and at the Bank's expense. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance in a court of your right to be paid until the date of your termination of employment during the pendency of any dispute or controversy arising under or in connection with this Letter Agreement. If any legal action or proceeding is commenced to enforce or interpret the provisions of this Letter Agreement, the Prior Bank Agreement or the Prior Company Agreement, or to recover damages for the breach of any of such agreements, all reasonable fees, disbursements and court costs paid or incurred by you arising out of or resulting from such action or proceeding shall be paid or reimbursed to you by the Bank, except if the Bank or the Company shall be the prevailing party in such action or proceeding.

     You agree that, notwithstanding any other provision of this Letter Agreement, all of the provisions required to be included in this Letter Agreement pursuant to 12 C.F.R. 563.39(b) are hereby deemed to be incorporated by reference and to be a part of this Letter Agreement. The Bank's obligation to make payments hereunder will be subject to applicable statutory and regulatory restrictions. Without limiting the generality of the foregoing, any payments made to you pursuant to this Letter Agreement or otherwise are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

                                    Sincerely yours,

                                    The Dime Savings Bank of New York, FSB


                                    By:   /s/ Ira T. Wender
                                         -----------------------------
                                         Ira T. Wender
                                         Chairman of the Compensation
                                         Committee of the Board of Directors

Agreed and Accepted

/s/ James M. Large, Jr.
--------------------------
James M. Large, Jr.

Date:  8/2/96
      --------

Dime Bancorp, Inc.


By:  /s/ Ira T. Wender and Lawrence J. Toal
     --------------------------------------

Date:  8/2/96
      --------